Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

STANDARD MOTOR PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $2.00 per share	Rule 457(c) and (h)	1,050,000(3)	$28.59	30,017,925	0.00015310	$4,595.74

Total Offering Amounts				-	30,017,925	-	$4,595.74

Total Fee Offsets				-	-	-	-

Net Fee Due				-	-	-	$4,595.74

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h). The price per share is estimated based on the average of the high and low trading prices for Standard Motor Products, Inc.’s Common Stock on May 9, 2025 as reported by the New York Stock Exchange as of May 9, 2025.

(3)	Represents 1,050,000 additional shares of Common Stock reserved for future issuance under the Standard Motor Products, Inc. 2025 Omnibus Incentive Plan.